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                              [REGISTER.COM LOGO]


FOR IMMEDIATE RELEASE


                 Register.com Announces Stock Repurchase Program


New York, NY, November 5, 2001--Register.com, Inc. (Nasdaq: RCOM), a leading provider of global domain registration and Internet services, today announced that its Board of Directors has authorized a stock repurchase program that will permit the Company to purchase up to $10 million of its outstanding common stock over the next 18 months.

"We believe our current stock price does not reflect Register.com's true value," said Richard D. Forman, President and Chief Executive Officer of Register.com. "Buying back stock will allow us to enhance shareholder value."

Any purchases under Register.com's stock repurchase program may be made, from time-to-time, in the open market, through block trades or otherwise. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice. As of September 30th, 2001, Register.com had 37,847,090 million shares outstanding.

About Register.com

Register.com, Inc (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. Having registered over three million domain names since going live in 1999, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses.

Register.com was named among the Top 100 Web Sites by PC Magazine in October, 2001. The company was founded in 1994 and is based in New York.

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Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, uncertainty of future revenue and profitability, increasing competition across all segments of the domain name registration business, uncertainty


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regarding the introduction of new top level domains and the functionality of multilingual domain names, customer acceptance of new products and services offered by the company in addition to or as enhancements of its registration services, uncertainty of regulation related to the domain registration business and the Internet generally, the rate of growth of the Internet and online commerce, and other factors detailed in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the period ended June 30, 2001.

Contact:
Stephanie Marks, Investor Relations           Shonna Keogan, Public Relations
212/798-9169                                  212/798-9149
smarks@register.com                           skeogan@register.com